Exhibit 99.1

NEWS RELEASE

HEALTH CARE PROPERTY INVESTORS ANNOUNCES THE CREATION OF A $1.1 BILLION SENIOR HOUSING JOINT VENTURE

LONG BEACH, CA – January 8, 2007 – Health Care Property Investors, Inc. (NYSE:HCP) expanded its investment management platform by forming a new joint venture for 25 senior housing assets with an institutional capital partner.  The Company purchased these assets on October 5, 2006 through its acquisition of CNL Retirement Properties, Inc. and retains a 35% interest in the venture while continuing to perform the day-to-day management of the assets.

HCP received total gross proceeds of approximately $726 million, and the funds were used to repay borrowings under the Company’s credit facilities.  The proceeds consisted of approximately $280 million from the institutional capital partner, and incremental proceeds of $446 million from a recently expanded debt facility with Fannie Mae.  HCP expanded the existing Fannie Mae debt facility to approximately $687 million, which now encumbers all 25 assets in the joint venture. The fixed rate debt facility bears interest at a weighted average of 5.66% with approximately $119 million maturing October 2013, and approximately $568 million maturing November 2016.

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Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered real estate investment trust that invests directly or through joint ventures in healthcare facilities.  As of November 6, 2006, HCP’s portfolio of properties, excluding assets held for sale but including investments through joint ventures and mortgage loans, included 801 properties and consisted of 333 senior housing facilities, 265 medical office buildings, 30 hospitals, 144 skilled nursing facilities and 29 other healthcare facilities. For more information on Health Care Property Investors, Inc., visit the Company’s web site at www.hcpi.com.

Forward-Looking Statements

The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

Contact:
Health Care Property Investors, Inc., Long Beach, California

Mark A. Wallace
Senior Vice President – Chief Financial Officer and Treasurer
(562) 733-5100